Exhibit 3.1.1
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASPEN AEROGELS, INC.
     Aspen Aerogels, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation is Aspen Aerogels, Inc. (the “Corporation”).
     2. The Corporation filed, with the Secretary of State of the State of Delaware, its original Certificate of Incorporation on May 16, 2008, as amended by its First Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 14, 2009 and as further amended by its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 14, 2009, as amended by an Amendment of Second Amended and Restated Certificate of Incorporation of Aspen Aerogels, Inc. filed with the Secretary of State of the State of Delaware on September 25, 2009 (as so amended, the “Current Certificate of Incorporation”). The Corporation was formerly known as Aspen Merger Sub, Inc. and changed its name to Aspen Aerogels, Inc. on June 10, 2008.
     3. This Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Current Certificate of Incorporation and (i) was duly adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Corporation’s capital stock entitled to vote thereon, and a majority of the outstanding capital stock of each class entitled to vote thereon as a class, consenting to the adoption of this Certificate of Incorporation in writing in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Current Certificate of Incorporation.
     4. Capitalized terms used and not otherwise defined upon first usage herein shall have the meanings set forth in Section 4.3.7 of this Certificate of Incorporation.
     5. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

ARTICLE I — NAME
     The name of the Corporation is Aspen Aerogels, Inc.
ARTICLE II — REGISTERED OFFICE
     The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, in the City of Wilmington, County of New Castle. The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
ARTICLE III — PURPOSE AND POWERS
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
ARTICLE IV — CAPITAL STOCK
     4.1 AUTHORIZED SHARES.
     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 179,843,201. Of such shares, 69,843,201 shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”), and 110,000,000 shall be Common Stock, all of one class, having a par value of $0.001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 52,843,201 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 17,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Common Stock, the Series A Preferred Stock and the Series B Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
     4.2 COMMON STOCK.
     4.2.1 Relative Rights.
     The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in this Certificate of Incorporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
     4.2.2 Dividends.
     No dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock, nor shall any shares of Common Stock be repurchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to (i) the Stockholders’ Agreement or any stock option agreement between the Corporation and its employees, (ii) agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation, (iii) other agreements that are approved by a majority of the Board, or (iv) the exercise of the Corporation’s contractual right of first refusal upon a proposed transfer (whether pursuant to the Stockholders’ Agreement or otherwise), and in each case subject to the provisions of Section 4.3.4(c), unless and until (x) a dividend is paid to each stockholder of the Corporation in cash in an amount equal to one percent (1%) of the par value paid for each share of capital stock of the Corporation held by such stockholder (the “One Percent Return”) (y) all accrued but unpaid dividends on the Preferred Stock are paid in full, and (z) a dividend is paid in full on all outstanding shares of Preferred Stock in an amount at least equal per share (on an as-if-converted to Common Stock basis) to the amount proposed to be paid, set aside or declared for each share of Common Stock, provided, that no dividends may be declared pursuant to this Section 4.2.2 so long as the Corporation shall have received a Redemption Notice and shall not have paid the full price required to be paid to the applicable holders of Preferred Stock under Section 4.3.3.
     4.2.3 Dissolution, Liquidation, Winding Up.
     In the event of any Liquidation, the holders of the Common Stock shall become entitled to receive the assets of the Corporation available for distribution in accordance with Section 4.3.2 of this Certificate of Incorporation.
     4.2.4 Voting Rights.
     Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except as to any class or series of stock having special voting rights), to cast one (1) vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.
     4.2.5 Increase or Decrease of Authorized Common Stock.
     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and the number of shares of Common Stock reserved pursuant to Section 4.3.5(g)(x) below or if applicable, issuable pursuant to Article XI) by the affirmative vote of (i) the holders of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (voting together on an as-if-converted-to Common Stock basis) and (ii) the Majority Holders, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL.
     4.2.6 Redemption.
     The Common Stock shall not be redeemable at the option of the holders thereof.

     4.3 PREFERRED STOCK.
     The powers, designations, preferences and relative participating, optional or other rights of the Preferred Stock of the Corporation shall be as set forth in this Section 4.3. The Series B Preferred Stock shall be senior to the Series A Preferred Stock and to the Common Stock, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities) whether by way of dividend, upon liquidation, redemption or otherwise. The Series A Preferred Stock shall be senior to the Common Stock, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities) whether by way of dividend, upon liquidation, redemption or otherwise. Each share of Series A Preferred Stock and each share of Series B Preferred Stock, respectively, shall have the same voting rights as all other shares of Series A Preferred Stock and all other shares of Series B Preferred Stock, respectively.
     4.3.1 Dividends. Whenever a dividend is payable upon a redemption of Preferred Stock, upon a Liquidation, upon declaration by the Board or upon conversion of Preferred Stock into Common Stock, the dividends shall be allocated and distributed among the Corporation’s stockholders as follows:
          (a) First, the One Percent Return shall be paid (unless previously paid) to every stockholder of the Corporation.
          (b) Second, the holders of shares of Series B Preferred Stock (the “Series B Preferred Holders”) shall be entitled to receive, out of any assets legally available therefor, cumulative dividends at the rate of eight percent (8%) per annum, accruing from day to day (whether or not declared) on the Original Issuance Price for the Series B Preferred Stock from the date on which the applicable share of Series B Preferred Stock was issued, payable only when, as, and if declared by the Board of Directors. Other than the One Percent Return, the foregoing dividends on the Series B Preferred Stock shall be paid prior and in preference to any declaration or payment of any dividend on the Common Stock, on the Series A Preferred Stock, or any other class of the Corporation’s capital stock ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.
          (c) Third, the holders of shares of Series A Preferred Stock (the “Series A Preferred Holders”) shall be entitled to receive, out of any assets legally available therefor, cumulative dividends at the rate of eight percent (8%) per annum, accruing from day to day (whether or not declared) on the Original Issuance Price for the Series A Preferred Stock from the date on which the applicable share of Series A Preferred Stock was issued, payable only when, as, and if declared by the Board of Directors. Other than the One Percent Return and the receipt by the Series B Preferred Holders of the dividends called for by Section 4.3.1(b) above, the foregoing dividends on the Series A Preferred Stock shall be paid prior and in preference to any declaration or payment of any dividend on the Common Stock, or any other class of the Corporation’s capital stock ranking junior to the Series A Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.
          (d) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 4.3.1(a), Section 4.3.1(b) and Section 4.3.1(c), the Series A

Preferred Holders, the Series B Preferred Holders and the holders of Common Stock shall together receive any additional dividends declared or paid in any fiscal year to the Corporation’s stockholders, ratably on an as-if-converted-to Common Stock basis.
     4.3.2 Liquidation.
     Upon any Liquidation, distributions to the Corporation’s stockholders shall be made in the following manner:
          (a) First, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the par value paid for each share of capital stock of the Corporation held by such stockholder.
          (b) Second, all of the stockholders of the Corporation shall be entitled to receive an amount per share equal to the One Percent Return (unless previously paid) (together with the payment set forth in Section 4.3.2(a), the “Senior Liquidation Preference”).
          (c) Third, following payment in full of the Senior Liquidation Preference, the Series B Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference) to the holders of Common Stock, Series A Preferred Stock and/or any Other Stock, an amount per share of Series B Preferred Stock equal to the Liquidation Amount for the Series B Preferred Stock. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series B Preferred Holders the full Liquidation Amount for the Series B Preferred Stock pursuant to this paragraph (c), the Series B Preferred Holders shall share ratably in any distribution pursuant to this paragraph (c) in proportion to the aggregate Liquidation Amount for the Series B Preferred Stock to which each is entitled on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder.
          (d) Fourth, following payment in full of the Senior Liquidation Preference and the Liquidation Amount payable to the Series B Preferred Holders as set forth in Section 4.3.2(c), the Series A Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (other than the Senior Liquidation Preference and the Liquidation Amount payable to the Series B Preferred Holders as set forth in Section 4.3.2(c)) to the holders of Common Stock and/or any Other Stock, an amount per share of Series A Preferred Stock equal to the Liquidation Amount for the Series A Preferred Stock. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Series A Preferred Holders the full Liquidation Amount for the Series A Preferred Stock pursuant to this paragraph (d), the Series A Preferred Holders shall share ratably in any distribution pursuant to this paragraph (d) in proportion to the aggregate Liquidation Amount for the Series A Preferred Stock to which each is entitled on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder.
          (e) Fifth, following payment in full to all of the stockholders of the Corporation of the Senior Liquidation Preference, to the Series B Preferred Holders of the Liquidation Amounts set forth in Section 4.3.2(c) and to the Series A Preferred Holders of the Liquidation Amounts set forth in Section 4.3.2(d), the Series A Preferred Holders, the Series B

Preferred Holders and the holders of Common Stock shall together receive any remaining assets of the Corporation then available for distribution to the Corporation’s stockholders, ratably on an as-if-converted-to Common Stock basis;
provided, however, that if the aggregate amount which the Series B Preferred Holders are entitled to receive under Section 4.3.2(c) and 4.3.2(e) shall exceed an amount per share equal to two times (2x) the Original Issuance Price for the Series B Preferred Stock (the “Series B Maximum Participation Amount”), each Series B Preferred Holder shall be entitled to receive upon such Liquidation on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder the greater of (i) the Series B Maximum Participation Amount and (ii) the amount such holder would have received on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder if all shares of Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation.
and provided further, however, that if the aggregate amount which the Series A Preferred Holders are entitled to receive under Section 4.3.2(d) and 4.3.2(e) shall exceed an amount per share equal to two times (2x) the Original Issuance Price for the Series A Preferred Stock (the “Series A Maximum Participation Amount”), each Series A Preferred Holder shall be entitled to receive upon such Liquidation on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder the greater of (i) the Series A Maximum Participation Amount and (ii) the amount such holder would have received on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder if all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such Liquidation.
          (f) The Corporation shall give each Preferred Holder written notice (a “Proposal Notice”) of any impending or proposed Liquidation not later than thirty (30) days prior to the stockholders’ meeting called to approve such impending or proposed Liquidation, if applicable, or thirty (30) days prior to the closing or occurrence of such impending or proposed Liquidation, whichever is earlier. Such Proposal Notice shall describe the material terms and conditions of the impending or proposed Liquidation and the provisions of this Section 4.3.2 as they apply to the allocation of proceeds to stockholders from such impending or proposed Liquidation. Upon any material changes to the terms of such impending or proposed Liquidation after the date the Corporation has given a related Proposal Notice, the Corporation shall give each Preferred Holder prompt written notice of such material change(s) (a “Supplemental Notice”). The impending or proposed Liquidation shall in no event be consummated sooner than thirty (30) days after the Corporation has given a related Proposal Notice or sooner than ten (10) days after the Corporation has given such Supplemental Notice; provided, however, that such periods may be shortened by approval or consent of the Majority Holders, provided that in any case (absent the consent of the holders of two-thirds of the then outstanding Series B Preferred Stock) the notice periods may not be shorter than the later of (i) ten (10) days after the Proposal Notice, (ii) five (5) days after any Supplemental Notice and (iii) five (5) days after any such approval or consent. Any Proposal Notice or Supplemental Notice required by this Section 4.3.2 shall be deemed given (a) with respect to any holder of record having an address (as appearing on the books of the Corporation) within the United States or Canada only, if by nationally recognized overnight courier, on the next business day following such dispatch, (b) with respect to any holder of record having an address (as appearing on the books of the Corporation) outside the United States or Canada, if by commercially recognized international courier, on the third business day after the posting thereof and (c) with respect to any holder of record having an address (as appearing on the books of the Corporation) within the United States only, if by United States mail, on the third business day after the posting thereof when deposited, postage prepaid, and addressed to the holder of record at its address appearing on the books of the Corporation. The rights conferred upon the Preferred Holders under this Section 4.3.2 are supplemental to and not in replacement of the provisions of Section 4.3.4(c).
          (g) If the consideration received by the Corporation in a Liquidation is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board of Directors. Any securities shall be valued as follows:
          (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:
          (A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period ending three (3) days prior to the closing;
          (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
          (C) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.
          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors.
          (h) In the event the requirements of this Section 4.3.2 are not complied with, the Corporation shall forthwith either (i) cause the closing or consummation of the Liquidation to be postponed until such time as the requirements of this Section 4.3.2 shall have been complied with or (ii) cancel such transaction, in which event, the rights, preferences and privileges of the Preferred Holders shall in all respects be preserved.
     4.3.3 Redemption.
          (a) At any time after the fifth (5th) anniversary of the Original Issuance Date, the Majority Holders shall have the right to require the Corporation to redeem all of the shares of Series A Preferred Stock and all of the shares of Series B Preferred Stock, by delivering written notice of the exercise of such right to the Corporation (“Redemption Notice”) and a copy thereof to all Preferred Stockholders at least fifteen (15) days (or such shorter period as permitted hereunder) prior to the effective date of the proposed redemption (“Redemption Date”) provided that any holder of Preferred Stock shall have the right to individually and at its sole discretion opt out of the Redemption by delivering a written notice thereof to the Corporation within 15 days after receipt of a copy of the Redemption Notice.
          (b) If the assets of the Corporation shall be insufficient to permit the payment of the full price required to be paid under this Section 4.3.3, then the Series B Preferred Holders shall first, (in addition to their rights pursuant to Section 4.3.3(c) below and prior to and in preference to any payment to the Series A Preferred Holders under this Section 4.3.3) share ratably in any such redemption in proportion to the full Redemption Price each such holder is otherwise entitled to receive under this Section 4.3.3 on account of the shares of Series B Preferred Stock then held by such Series B Preferred Holder; and then the Series A Preferred Holders shall secondly, (in addition to their rights pursuant to Section 4.3.3(c) below) share ratably in any such redemption in proportion to the full Redemption Price each such holder is otherwise entitled to receive under this Section 4.3.3 on account of the shares of Series A Preferred Stock then held by such Series A Preferred Holder, provided, however, the failure to redeem all shares offered shall be deemed a default hereunder and shall not relieve the Corporation of its obligation to redeem any such shares subject to a Redemption Notice and not so redeemed.
          (c) The price (the “Redemption Price”) at which each share of Series A Preferred Stock and each share of Series B Preferred Stock is to be redeemed by the Corporation pursuant to this Section 4.3.3 shall be equal to the greater of (i) the applicable Senior Liquidation Preference plus the applicable Liquidation Amount of such share of Series A Preferred Stock or Series B Preferred Stock, as applicable and (ii) the fair market value as at the Redemption Date (excluding accrued or declared but unpaid dividends) of a share of Series A Preferred Stock or Series B Preferred Stock, as applicable, calculated with reference to the then current fair market value of the Corporation (as determined below) plus accrued or declared but unpaid dividends on the stock being redeemed. The fair market value of the Corporation shall be determined for purposes of this Section 4.3.3(c) to be an amount determined by an appraiser, investment bank or similar valuation professional mutually acceptable to the Corporation and the Majority Holders; provided, that if such parties are unable to mutually agree on any such individual or entity within three (3) days following delivery of a Redemption Notice, such individual or entity shall be selected by the President of the American Arbitration Association as promptly as practicable.
          (d) The Corporation shall pay the Redemption Price to the holders of the Preferred Stock being redeemed ratably over the three (3) year period starting on the Redemption Date. On and after any date that the Corporation actually redeems shares of Preferred Stock pursuant to this Section 4.3.3, all rights in respect of the redeemed shares, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.
          (e) Any communication or notice relating to redemption given pursuant to this Section 4.3.3 shall be sent to the Preferred Holders at their respective addresses as the same shall appear on the books of the Corporation, and shall be deemed given, in accordance with the provisions of Section 4.3.2(f) above, or to the Corporation at the address of its principal or registered office. At any time on or after the date of any redemption, the holders of record of the shares of Preferred Stock being redeemed shall only be entitled to receive the Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.
          (f) Notwithstanding anything to the contrary in this Section 4.3.3, no redemption of any shares of Preferred Stock shall be permitted or effected unless prior to such redemption the Corporation pays (or shall have previously paid) the One Percent Return to each stockholder of the Corporation.
          (g) Except as otherwise provided under Section 4.3.4(c)(viii), no redemption or repurchase of any shares of the Corporation’s capital stock shall be permitted or effected until such time as the Preferred Stock has been redeemed in accordance with this Section 4.3.3.
     4.3.4 Voting Rights.
          (a) In addition to the rights provided by law or in the Corporation’s By-laws, each share of Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 4.3.5 at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. The Preferred Holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Except as specifically required by law or by this Certificate of Incorporation, with respect to any matter upon which the Preferred Holders shall be entitled to vote, there shall be no series voting and the Series A Preferred Stock and the Series B Preferred Stock shall vote together as one class.
          (b) The Series A Preferred Holders, exclusively and as a separate class, shall be entitled to elect one director of the Corporation and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any Other Stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.
          (c) At any time when shares of Series A Preferred Stock and/or Series B Preferred Stock are outstanding the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the affirmative vote or prior written consent of the Majority Holders:
          (i) increase or decrease the number of authorized shares of Common Stock or Preferred Stock or increase the number of shares reserved under the

Corporation’s equity incentive plans and other stock option agreements approved by the Board above 11,213,735 shares (including by adoption of a new equity incentive plan and as adjusted for stock dividends, stock splits and similar events);
          (ii) create or authorize the creation of, or issue or obligate itself to issue, shares of any new class or series of stock, or any other equity securities, or any other securities convertible, exercisable or exchangeable into equity securities of the Corporation (including by way of reclassification of any existing securities), in each case having preference over, or being on parity with, the Series A Preferred Stock or the Series B Preferred Stock;
          (iii) reclassify, alter or amend any existing security of the Corporation that is junior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock in respect of any such right, preference or privilege;
          (iv) declare or pay any dividends or make any other distributions on or with respect to the Common Stock or the Preferred Stock, other than dividends or distributions paid pursuant to Section 4.3.1;
          (v) consummate a Liquidation or a Sale of the Company or consent to any of the foregoing;
          (vi) declare a voluntary bankruptcy of the Corporation;
          (vii) take any action that would modify, amend, alter or repeal any provision of, or add any provision to, the Corporation’s Certificate of incorporation or the Corporation’s Bylaws or take any action that would alter or change the powers, preferences or special rights of, or the restrictions provided for the benefit of, the Common Stock or the Preferred Stock;
          (viii) redeem or repurchase any shares of its capital stock (other than (A) redemptions of shares of Preferred Stock pursuant to this Certificate of Incorporation, (B) redemptions pursuant to any stock option agreement between the Corporation and its employees or consultants approved by the Board, (C) the repurchase of capital stock, at cost, from a member of the Corporation’s management in connection with the cessation of such employment pursuant to a duly adopted employment, management, restricted stock or stock repurchase agreement or (D) redemptions pursuant to the Amended and Restated Stockholder Agreement between the Corporation and Arcapita Ventures I Limited dated August 14, 2009;
          (ix) change the number of directors authorized to serve on the Board;
          (x) acquire all or substantially all of the business, properties, assets or equity securities of any Person;

          (xi) assume or incur any indebtedness for borrowed money in excess of $500,000;
          (xii) make a fundamental change to the business of the Corporation; or
          (xiii) issue or obligate itself to issue any shares of Series B Preferred Stock other than under, and pursuant to the terms and conditions of, the 2010 Purchase Agreement.
          (d) Notwithstanding anything in this Certificate of Incorporation to the contrary, at any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock set forth in this Certificate of Incorporation so as to affect them adversely without the affirmative vote or prior written consent of the holders of two-thirds of the then outstanding shares of the Series B Preferred Stock, consenting or voting separately as a class. This Section 4.3.4(d) shall be interpreted in accordance with Section 242(b)(2) of the DGCL, as in effect from time to time. In addition, at any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following (in addition to any other vote required by law or the Certificate of Incorporation) without the affirmative vote or prior written consent of the holders of two-thirds of the then outstanding shares of the Series B Preferred Stock, consenting or voting (as the case may be) separately as a class:
          (i) increase or decrease the number of authorized shares of Series B Preferred;
          (ii) reclassify, alter or amend any existing security of the Corporation that is junior to or pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege;
          (iii) declare or pay any dividends or make any other distributions on or with respect to the Common Stock or Series A Preferred Stock, other than dividends or distributions paid pursuant to Section 4.3.1; or
          (iv) redeem or repurchase any shares of its capital stock (other than (A) redemptions of shares of Preferred Stock pursuant to this Certificate of Incorporation, (B) redemptions pursuant to any stock option agreement between the Corporation and its employees or consultants approved by the Board, (C) the repurchase of capital stock, at cost, from a member of the Corporation’s management in connection with the cessation of such employment pursuant to a duly adopted employment, management, restricted stock or stock repurchase agreement or (D) redemptions pursuant to the Amended and Restated Stockholder Agreement between the Corporation and Arcapita Ventures I Limited dated August 14, 2009.

          (v) issue or obligate itself to issue any shares of Series B Preferred Stock other than under, and pursuant to the terms and conditions of, the 2010 Purchase Agreement, except for shares of Common Stock or securities convertible into or exercisable for Common Stock issued in connection with equipment lease financings, debt financing transactions, strategic transactions, mergers or acquisitions approved in advance by a majority of the Board, provided that any such issuances may not exceed an aggregate of 333,333 shares of Common Stock on as as-converted basis and as adjusted for stock dividends, stock splits and similar events.
     4.3.5 Conversion.
          (a) Upon the terms set forth in this Section 4.3.5, each Preferred Holder shall have the right, at such holder’s option, at any time and from time to time, to convert such share of Preferred Stock into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issuance Price of such share by (ii) the then-effective Conversion Price (as defined below) of such share. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Preferred Stock (the “Conversion Price”) shall initially be the Original Issuance Price of such share, as subsequently adjusted pursuant to Section 4.3.5(g). The Preferred Holders may exercise the conversion right pursuant to this Section 4.3.5(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address(es)) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). Upon a conversion of any shares of Preferred Stock pursuant to this Section 4.3.5(a), any accrued or declared and unpaid dividends on such shares of Preferred Stock shall be paid in accordance with the provisions of Section 4.3.5(e) below.
          (b) All shares of Preferred Stock shall automatically be converted into shares of Common Stock (determined pursuant to Section 4.3.5(a) above), based on the then-effective Conversion Price of such share, at any time (i) upon the affirmative election of the Majority Holders or (ii) immediately upon the closing of a QPO. A conversion of Preferred Stock into shares of Common Stock pursuant to this Section 4.3.5(b) shall be referred to as an “Automatic Conversion”.
          (c) [Reserved]
          (d) Notwithstanding any other provision herein to the contrary, upon the occurrence of an Automatic Conversion, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent pursuant to Section 4.3.5(a) above; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided in Section 4.3.5(a), or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Conversion Date for the shares of Preferred Stock converted pursuant to an Automatic Conversion shall be deemed to be the date of the consummation of the QPO or the date of the delivery of the applicable election notice. In the case of an Automatic Conversion effected by reason of a QPO, such conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Upon an Automatic Conversion, any accrued or declared and unpaid dividends on the Preferred Stock shall be paid in accordance with the provisions of Section 4.3.5(e) below.
          (e) At the time of the conversion of any shares of Preferred Stock into Common Stock under Section 4.3.5(a) or 4.3.5(b), the Corporation shall issue and deliver to the holders of such shares, upon the written order of such holders, to the place designated by such holders, a certificate or certificates for the number of full shares of Common Stock to which such holders are entitled, together with, if applicable, (i) a cash amount in respect of any fractional interest in a share of Common Stock required pursuant to Section 4.3.5(f) below, and (ii) an equivalent value in Common Stock (at the Common Stock’s fair market value as reasonably determined in good faith by the Board of Directors as of the date of such conversion; provided, that if such conversion is in connection with the IPO (including a QPO) then the fair market value shall be deemed to be the per share offering price to the public in the IPO), of any accrued or declared and unpaid dividends on such shares of Preferred Stock being converted. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of Common Stock of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such Person shall be deemed to have become a holder of Common Stock of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
          (f) Upon conversion, the Corporation shall not issue fractional shares of its Common Stock and shall distribute cash in lieu of such fractional shares in an amount equal to the product of (i) the price of one share of Common Stock as reasonably determined in good faith by the Board and (ii) such fractional interest. The number of shares of Common Stock issuable upon conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock to be converted.
          (g) The Conversion Price for the Series A Preferred Stock and for the Series B Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Common Stock, then the Conversion Price for the Series B Preferred Stock, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing (x) an amount equal to the sum of (I) the total number of shares of Common Stock Deemed Outstanding immediately prior to such issuance, multiplied by the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issuance, and (II) the consideration received by the Corporation upon such issuance; by (y) the total number of shares of Common Stock Deemed Outstanding immediately after the issuance of such Common Stock. If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Common Stock, then the Conversion Price for the Series A Preferred Stock, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing (x) an amount equal to the sum of (I) the total number of shares of Common Stock Deemed Outstanding immediately prior to such issuance, multiplied by the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issuance, and (II) the consideration received by the Corporation upon such issuance; by (y) the total number of shares of Common Stock Deemed Outstanding immediately after the issuance of such Common Stock.
          (ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:
          (A) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.
          (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value per share thereof as reasonably determined in good faith by the Board, irrespective of any accounting treatment.
          (C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):
     (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
     (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.3.5(g)(ii)(A) and 4.3.5(g)(ii)(B) above);
     (3) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and
     (4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.
          (iii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price of such share of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.
          (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price of such share of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
          (v) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Preferred Stock shall after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause (v) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.
          (vi) No adjustment in the Conversion Price of the Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 0.01% in the Conversion Price; provided, however, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 4.3.5(g)(i) through 4.3.5(g)(v) above shall be made to the nearest one thousandth (1/1000) of a cent or the nearest one one hundred thousandth (1/100,000) of a share, as the case may be.
          (vii) In any case in which the provisions of this Section 4.3.5(g) shall require that an adjustment become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4.3.5(e) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.
          (viii) Whenever the Conversion Price of the Preferred Stock shall be adjusted as provided in Section 4.3.5(g), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price for the Preferred Stock that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each Preferred Holder affected by the adjustment at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 4.3.5(g)(ix) below.
          (ix) if the Corporation shall propose to take any action of the types described in clauses (iii), (iv), (v) or (xi) of this Section 4.3.5(g), the Corporation shall give notice to each Preferred Holder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
          (x) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock and the Series B Preferred Stock or the conversion of any other securities issued pursuant to clauses (v) or (xi) of this Section 4.3.5(g), sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock and the Series B Preferred Stock.
          (xi) Without duplication of any other adjustment provided for in this Section 4.3.5, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in property or securities of the Corporation other than shares of Common Stock, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate action shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such dividend or distribution by a fraction, (i) the numerator of which shall be the fair market value (in all cases under this clause (xi), as reasonably determined in good faith by the Board of Directors) of each share of Common Stock immediately prior to the date of such dividend or distribution, less the fair market value of the portion of the property or securities applicable to one share of Common Stock so dividended or distributed, and (ii) the denominator of which shall be the fair market value of the Common Stock immediately prior to the date of such dividend or distribution (such fraction not to be greater than one).
          (xii) Notwithstanding anything in this Agreement to the contrary, at any time when shares of any Series of Preferred Stock are outstanding, the consent in writing of the holders of two-thirds of the then outstanding shares of such Series of Preferred Stock, in each case voting separately as a class, shall be required to limit, or waive in its entirety, any antidilution adjustment to which the holders of such Series of Preferred Stock would otherwise be entitled hereunder. In the event such consent is obtained with regard to a Series of Preferred Stock, the Corporation shall not be required to make any adjustment whatsoever with respect to such Series of Preferred Stock in excess of such limit or at all, as the terms of such consent may dictate.
          (xiii) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, spin-off, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.5(g) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Holders against impairment.
          (xiv) The computations of all amounts under this Section 4.3.5(g) shall be made assuming all other antidilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section 4.3.5(g) have previously been made so as to maintain the relative economic interest of the Preferred Stock vis à vis all other securities issued by the Corporation.
          (xv) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all times less than or equal to the Conversion Prices for the Series A Preferred Stock and the Series B Preferred Stock.
          (xvi) In the event that, upon the consummation of the IPO, the IPO Equity Value is less than the IPO Target Value, the Conversion Price for the Series B Preferred Stock, as in effect immediately prior to the consummation of the IPO, shall automatically be lowered to a price equal to the product obtained by multiplying (x) the Conversion Price for the Series B Preferred Stock, as in effect immediately prior to the consummation of the IPO by (y) an amount equal to the quotient obtained by dividing the (I) the IPO Equity Value by (II) the IPO Target Value. The aggregate number of additional shares of Common Stock issuable upon conversion of the Series B Preferred Stock as a result of this Section 4.3.5(xvi) shall be the “Conversion True-Up Shares.” The Company shall not be required to register the Conversion True-Up Shares in an IPO.
          (h) Upon conversion of all of the shares of the Series A Preferred Stock and all of the shares of the Series B Preferred Stock into Common Stock, all of the provisions herein governing such shares of Preferred Stock, as applicable, shall terminate with respect to the Corporation.
     4.3.6 [Reserved]
     4.3.7 Definitions.
     As used in this Certificate of Incorporation, the following terms have the following meanings:
          (a) “Affiliate” means, (1) with respect to any Person, any of (a) a director, officer or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person or (2) in any event, any Person meeting the definition of “Affiliate” set forth in Rule 405 under the Securities Act. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          (b) “Board” means the Board of Directors of the Corporation.
          (c) “Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock and (iii) the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into Common Stock at such time (excluding any such Convertible Securities where the exercise price therefore is “out of the money” as of the date of determination), but shall exclude any shares of Common Stock or Convertible Securities in the treasury of the Corporation or held for the account of the Corporation or any of its subsidiaries.
          (d) “Conversion True-Up Shares” is defined in Section 4.3.5(g)(xvi).
          (e) “Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into, directly or indirectly, or exchangeable for Common Stock.
          (f) “Excluded Stock” means (i) up to 11,220,806 shares (as adjusted equitably for stock dividends, stock splits, combinations and the like) of Common Stock issuable upon exercise of stock options granted to directors, officers, consultants, advisors, employees or former employees of the Corporation or its subsidiaries or Affiliates approved by the Board as such amount may be increased from time to time by a majority of the Board and approved by the Majority Holders pursuant to Section 4.3.4(c), (ii) shares of Common Stock issued upon conversion of shares of Preferred Stock, (iii) shares of Common Stock or securities convertible into or exercisable for Common Stock issued in connection with any recapitalization, reclassification, subdivision, stock split, stock dividend or combination of shares of Preferred Stock or Common Stock, (iv) shares of Common Stock or securities convertible into or exercisable for Common Stock issued in connection with equipment lease financings, debt financing transactions, strategic transactions, mergers or acquisitions approved in advance by a majority of the Board, (v) securities offered to the public pursuant to a QPO or other registered underwritten public offering, (vi) shares of Common Stock (as adjusted equitably for stock dividends, stock splits, combinations and the like) issuable upon exercise of stock purchase warrants outstanding on the Original Issuance Date, (vii) shares of Common Stock issued upon exercise, conversion or exchange of any Convertible Securities outstanding on the Original Issuance Date and not previously described above and (viii) shares of Series B Preferred Stock issued in accordance with the 2010 Purchase Agreement.
          (g) “IPO” means the Company’s first underwritten public offering of shares of Common Stock to the general public registered pursuant to the Securities Act.
          (h) “IPO Equity Value” means the product of (i) the price per share at which shares of the Company’s Common Stock are sold in the IPO multiplied by (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to the consummation of the IPO.
          (i) “IPO Target Value” means $250,000,000, provided that if the IPO is consummated on January 1, 2012 or thereafter, the IPO Target Value shall be $280,000,000.
          (j) “Liquidation” means any single transaction or series of related transactions involving any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A Sale of the Company shall be deemed to be a Liquidation for all purposes of Section 4.3.2.
          (k) “Liquidation Amount” means, (i) as to each share of Series A Preferred Stock, the Original Issuance Price for the Series A Preferred Stock, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) as to each share of Series B Preferred Stock, the Original Issuance Price for the Series B Preferred Stock, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.
          (l) “Majority Holders” means the holders of at least a majority of the shares of Series A Preferred Stock then outstanding and the shares of Series B Preferred Stock then outstanding, calculated on an as-if-converted to Common Stock basis, consenting or voting (as the case may be) together as one class.
          (m) “One Percent Return” is defined is Section 4.2.2.
          (n) “Original Issuance Date” means the date that the first share of Series B Preferred Stock is issued by the Corporation.
          (o) “Original Issuance Price” means, (i) as to each share of Series A Preferred Stock, $.583602172 (as adjusted for stock splits, stock dividends, combinations or other similar events) and (ii) as to each share of Series B Preferred Stock, $1.33680238 (as adjusted for stock splits, stock dividends, combinations or other similar events).
          (p) “Other Stock” means Common Stock or any other class of the Corporation’s capital stock ranking junior to the Series B Preferred Stock or the Series A Preferred Stock, as the case may be, with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.
          (q) “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
          (r) “Preferred Holder” means any holder of Preferred Stock.
          (s) “QPO” means an underwritten public offering (underwritten by a reputable underwriter of national reputation) of shares of Common Stock registered pursuant to the Securities Act involving aggregate proceeds to the Corporation of at least $60,000,000 with an offering price per share of not less than five times (5x) the Original Issuance Price for the Series A Preferred Stock.
          (t) “Sale of the Company” means (i) the sale, transfer or other disposition in one transaction or a series of related transactions of fifty percent (50%) or more of the then-outstanding voting power of the Corporation to a Person or group of Persons that is not an Affiliate of the Corporation or a permitted successor or transferee of any Stockholder, (excluding, for the avoidance of doubt, the sale of shares by the Company for capital raising purposes) other than a transaction or series of transactions (a) effected exclusively to change the domicile of the Corporation, (b) that merges or consolidates the Corporation with or into a wholly-owned subsidiary of the Corporation, or (c) in which the holders of the voting securities of the Corporation outstanding immediately before such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), on account of shares in the Corporation held by such holders immediately before such transaction, at least a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, transfer, lease, exclusive license or other conveyance or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or (iii) the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in the case of clauses (ii) and (iii) where such sale, transfer, lease, exclusive license or other conveyance or disposition is to a wholly owned subsidiary of the Corporation.
          (u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (v) “Senior Liquidation Preference” is defined in Section 4.3.2(b).

          (w) “Stockholders’ Agreement” means the Fifth Amended and Restated Stockholders’ Agreement dated as of the date of this Certificate of Incorporation, among the Corporation and certain stockholders of the Corporation, as the same may be further amended, modified or supplemented from time to time.
          (x) “2010 Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement dated on or about September 22, 2010.
ARTICLE V — BOARD OF DIRECTORS
     The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. Unless and except to the extent that the By-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
ARTICLE VI — LIABILITY OF DIRECTORS
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, at any time after approval by the stockholders of this Article VI, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and, in its discretion, advancement of expenses to) agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE VII — DURATION OF CORPORATION
     The Corporation is to have perpetual existence.
ARTICLE VIII — AMENDMENT OF BYLAWS
     In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware or Section 4.3.4 of this Certificate of Incorporation.
ARTICLE IX — MEETINGS OF STOCKHOLDERS; CORPORATE BOOKS
     Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
ARTICLE X — AMENDMENT OF CERTIFICATE OF INCORPORATION
     This Certificate of Incorporation may be amended in the manner now or hereafter prescribed by statute and in accordance with the provisions hereof; provided, however that at any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock so as to affect them adversely without the affirmative vote or prior written consent of the holders of two-thirds of the then outstanding shares of the Series B Preferred Stock, consenting or voting separately as a class. This Article X shall be interpreted in accordance with Section 242(b)(2) of the DGCL, as in effect from time to time.
ARTICLE XI — CONTINGENT IPO VALUATION RIGHT
     If (i) the Series B Preferred Stock is automatically converted into shares of Common Stock pursuant to Section 4.3.5(b)(i) without the written consent or affirmative vote of two-thirds of the then outstanding shares of the Series B Preferred Stock (an “Early B Conversion”), (ii) subsequent to the Early B Conversion, the Company closes an IPO, and (iii) the IPO Equity Value is less than the IPO Target Value, then immediately prior to the closing of the IPO, the Company shall issue, in a private placement of unregistered stock, to any holders of the outstanding shares of Common Stock issued upon conversion of the Series B Preferred Stock (the “Series B Common Shares”), new shares of Common Stock rounded down to the nearest whole share to which such holder is entitled (the “True-Up Shares”) according to the following formula:
X = (Y-Z) / Y; where:
X = the number of True-Up Shares issued per Series B Common Share
Y = the IPO Target Value

Z = the IPO Equity Value
The contingent right to Common Stock set forth in this Article XI shall be referred to herein as the “Contingent IPO Valuation Right”. For the avoidance of doubt, in no event will the holders of the Series B Preferred Stock receive the Contingent IPO Valuation Right in the event that the Early B Conversion triggers Section 4.3.5(g)(xvi). The Company shall not be required to register the sale or re-sale of any True-Up Shares in an IPO. No fractional True-Up Shares shall be issued.
ARTICLE XII — CABOT SUBORDINATION
     Notwithstanding any other provision hereof, all payments on account of any shares of the Company’s capital stock, whether principal, interest, dividends, redemption payments or otherwise, and whether paid in cash or other property, are subject to the provisions of Article II of the Settlement Agreement and First Amendment to Cross License Agreement dated as of September 21, 2007 by and between Cabot Corporation and the Company, as in effect as of the date hereof, which provisions are hereby expressly incorporated by reference thereto.
[Remainder of the page intentionally left blank]

     I, Donald R. Young, the President of the Corporation, for the purpose of amending and restating the Corporation’s certificate of incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation, and the facts herein stated are true, and accordingly hereunto set my hand this 22 day of September, 2010.

ASPEN AEROGELS, INC.
By:	/s/ Donald R. Young
Title: President

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASPEN AEROGELS, INC.
          It is hereby certified that:
          1. The name of the corporation (the “Corporation”) is Aspen Aerogels, Inc.
          2. The Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended as follows:
               (a) Article IV of the Certificate of Incorporation is hereby amended by deleting the introductory paragraph to Article IV in its entirety and inserting the following in lieu thereof:
     “The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 183,843,201. Of such shares, 69,843,201 shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”), and 114,000,000 shall be Common Stock, all of one class, having a par value of $0.001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 52,843,201 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 17,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Common Stock, the Series A Preferred Stock and the Series B Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.”
               (b) Article IV, Section 4.3.4(c)(i) of the Certificate of Incorporation is hereby amended by deleting the reference to “11,213,735” in the fourth line thereof and by inserting in lieu thereof “13,145,806”.
          3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 141 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 21st day of December 2010.

ASPEN AEROGELS, INC.
By:	Donald R. Young
President

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASPEN AEROGELS, INC.
     It is hereby certified that:
     1. The name of the corporation (the “Corporation”) is Aspen Aerogels, Inc.
     2. The Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended as follows:
          (a) Article IV, Section 4.1 of the Certificate of Incorporation is hereby amended by deleting Section 4.1 of Article IV in its entirety and inserting the following in lieu thereof:
     “The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 186,543,201. Of such shares, 69,843,201 shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”), and 116,700,000 shall be Common Stock, all of one class, having a par value of $0.001 per share (“Common Stock”). The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 52,843,201 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The second series of Preferred Stock shall consist of 17,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Common Stock, the Series A Preferred Stock and the Series B Preferred Stock shall each be referred to herein as a “Series” of Stock. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.”
          (b) Article IV, Section 4.3.4(c)(i) of the Certificate of Incorporation is hereby amended by deleting the reference to “13,145,806” in the fourth line thereof and by inserting in lieu thereof “15,845,806”.
     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 141 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 18th day of May 2011.

ASPEN AEROGELS, INC.
By:	Donald R. Young
President